Exhibit 99.2

Greif, Inc.
Second Quarter 2023 Earnings Results Conference Call
June 8, 2023

COMPANY PARTICIPANTS
Ole G. Rosgaard – Greif, Inc., Chief Executive Officer
Lawrence A. Hilsheimer – Greif, Inc., Chief Financial Officer & Executive Vice President
Matt Leahy – Greif, Inc., Vice President, Corporate Development and Investor Relations

OTHER PARTICIPANTS
Gabe Shane Hajde – Wells Fargo Securities, LLC, Research Division
George Leon Staphos – BofA Securities, Research Division
Michael Edward Hoffman – Stifel, Nicolaus & Company, Incorporated, Research Division

MANAGEMENT DISCUSSION SECTION
Operator
Good morning and thank you for standing by. Welcome to the Greif, Inc. Second Quarter 2023 Earnings Conference Call.
Please be advised that today's conference is being recorded. I would now like to hand the conference over to your speaker today, Matt Leahy, Vice President of Corporate Development and Investor Relations. Please go ahead.

Matt Leahy
Vice President of Corporate Development & Investor Relations

Thanks, and good morning, everyone. Welcome to Greif's Second Quarter Fiscal 2023 Earnings Conference Call. This is Matt Leahy, Greif's Vice President of Corporate Development and Investor Relations. And I'm joined by Ole Rosgaard, Greif's President and Chief Executive Officer; and Larry Hilsheimer, Greif's Chief Financial Officer.

We will take questions at the end of today's call. In accordance with regulation fair disclosure, please ask questions regarding the issues you consider important because we are prohibited from discussing material nonpublic information with you on an individual basis.

Please turn to Slide 2. As a reminder, during today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we will be referencing certain non-GAAP financial measures, and reconciliation to the most directly comparable GAAP metrics can be found in the appendix of today's presentation.

And now I'll turn the presentation over to Ole on Slide 3.

Ole G. Rosgaard
President, CEO & Director

Thanks, Matt, and good morning, everyone. Greif posted an exceptional second quarter in the face of historic volume headwinds, the likes of which we have not seen since The Great Recession. Our teams are executing extremely well this year, taking swift action to lower our cost base across our manufacturing network, maintaining discipline on pricing under our value-over-volume philosophy and extracting cash from our businesses by driving down working capital.

I could not be prouder of our team and the work we are doing to advance our Build to Last strategy. Our performance in the first half of 2023 and specifically, our ability to execute well under challenging market conditions has been a process years in the making. As we shared with you at our Investor Day last June, the growing benefits of our continued evolution as a company are becoming more visible now, and the hard work our teams have put in over the past several years are bearing fruit today.

Before discussing our financial results, I would like to highlight several achievements made during our second quarter and specifically recognize the contributions of three of our outstanding teams. On our mission to become legendary in customer service, we have long used the Customer Satisfaction Index or CSI, as we call it, as a metric to reflect overall customer satisfaction we drive in terms of product quality, customer service and our ability to deliver value.

We set an aspirational target of 95 out of 100 as our benchmark of success. And I'm proud to recognize our GIP team who, for the second consecutive quarter, produced a CSI score above 95. Our PPS colleagues were not far behind with a score of 93.

To continue to provide this level of service in a period of challenging market conditions is a testament to the global Greif team working every day towards our vision to be the best performing customer service company in the world. Thank you to each of our almost 13,000 colleagues for your unwavering support and dedication to our customers.

Our ability to drive legendary customer service is directly related to the engagement and well-being of our colleagues. Our colleagues come first and that is why our first mission in Build to Last is creating thriving communities.

During the second quarter, we completed our sixth annual Gallup engagement survey with over 90% of our global colleagues participating. And I'm proud to share that we continue to improve engagement at Greif and remain in the top quartile of all manufacturing companies around the world surveyed by Gallup with a 5% jump in engagement percentile compared to last year.

In addition, in the past month, it was announced that we rank amongst or among the top 100 Global Most Loved Workplaces in a survey done by Newsweek. While we are placed as a top 100 company in Newsweek's U.S.-based survey for years, we are elated to be counted now as a top global company in the very first year this new survey was conducted. It's our firm belief that the financial results which we are about to share with you are the direct result of the dedicated engagement of all of our colleagues.

Our third mission is about protecting our future with a focus on sustainability, lowering our carbon footprint and driving solutions to support the circular economy. At Greif, sustainability has always been a cornerstone of our business model and remains critical to our ability to serve customers with excellence and promote a profitable and ethically sound organization for the long term.

This quarter, we published our 14th annual sustainability report, which includes our recently announced 2030 sustainability targets and share a comprehensive overview of our sustainability strategy. I highly encourage our investors to review this report and share your thoughts with us on our sustainability strategy.

Finally, a moment of recognition for three of our extraordinary teams at Greif, who are helping us become a stronger, leaner and more scalable and modernized organization, advancing our final mission of ensuring financial strength. We are a global organization with operations in over 35 countries. And our performance would simply not be possible without the coordination and support of our Global Operations Group, our Digital and Information Technology Team and our Global Supply Chain Organization.

Our Global Operations Group or GOG as we call it, led by Kim Kellermann, was formed in February 2022 with the purpose of improving operations through a globally consistent approach to tools, processes and behaviors. Our One Greif approach to safety, driving a zero-harm culture with significantly improved safety measures has lowered safety incidents across our manufacturing network by 25% and is improving production-level colleagues' well-being, retention and productivity.

Our GOG teams are also champions of continuous improvements, driving our Greif Business System or GBS 2.0 to accelerate plant modernization and automation as well as our GEMBA value creation and Six Sigma green belt certification programs, all designed to elevate standards of daily performance and execution across the enterprise.

These collective efforts yield real cost savings as the GOG team continues to drive structural cost out and productivity gains that not only help optimize our current business but also provides the foundation to accelerate integration and synergy capture as we grow through acquisitions. We are already starting to see the impact of those savings in our financials, and this quarter is a prime example of the success of these initiatives.

Our Digital and Information Technology Team is led by Vivian Bouet, who joined Greif in December of 2022 and is launching a comprehensive modernization effort of our technology ecosystem with a digital-first approach. This transformative strategy aims to capitalize on market opportunities and deliver frictionless order management and delivery experiences to our customers at speed and scale.

Under Vivian's leadership, we are exploring systems to further accelerate our production automation, leveraging AI for efficiency gains and real-time market intelligence and building technology infrastructure to drive legendary customer service. This multiyear digital modernization strategy will enable Greif to better leverage our scale, accelerate our margin expansion and improve our global operations and service.

Finally, our Global Supply Chain, led by Tina Schoner, is also undergoing a transformation to invest in advanced sourcing and supply chain management capabilities, taking a One Greif approach to supply chain. The team is focused on leveraging our global logistics network across GIP and PPS to improve asset utilization and scale benefits.

They are advancing supply chain automation and digitization, revamping our sourcing function to drive better raw material purchasing and terms. They are helping us optimize working capital and advance supply chain sustainability and our circularity model.

We expect that this multiyear journey will continue to provide tangible savings as well as improve our purchasing agility to flex quicker with changing demand cycles. We believe this One Greif approach is a key element of our success, enabling better decision- making, cooperative teamwork, group identity and the ability to serve our customers with excellence.

The three teams' profiles exemplify our commitment to being a global best-in-class partner for our customers across the world. I'm proud of the work of our GOG, IT and Global Supply Chain teams under Kim's, Vivian's and Tina's leadership. My sincere thanks to you all.

Now I'll shift over to financial results on Slide 4. Greif posted a strong result in our second quarter with $228.6 million of EBITDA and $185.5 million of free cash flow. Our EBITDA was the second highest Q2 in company history, exceeded only by last year. And our cash conversion ratio was over 80%, well above the long-term target of greater than 50% outlined at our 2022 Investor Day.

These results are exceptional considering historic volume headwinds and are a testament to the resiliency of our business model. We remain focused on controlling what we can control and delivering results regardless of market conditions.

This quarter, we also advanced our inorganic growth strategy with the majority acquisition of Centurion Container, a business we have watched rapidly grow as a minority partner for the past three years. The Centurion business is an excellent fit as it enhances Greif's resin-based offering and IBC business in North America, supports our circular economy goals and offers a margin-accretive organic growth story to the GIP portfolio. We could not be more delighted to take this next step in growing the Centurion partnership.

Between Lee Container and Centurion, we have spent nearly $500 million on acquisitions in the past 6 months, and yet we still closed this quarter at the midpoint of our target leverage ratio range. Our M&A pipeline remains robust, and we intend to continue to deploy capital towards value-accretive targets in the coming quarters.

Now I'd like to take a deeper dive into the results of each of our primary segments. Please turn to Slide 5. Our GIP business posted solid results in the quarter despite persistent demand pressures in all substrates and regions. Quick and decisive cost actions by our teams as well as strict adherence to our value-over-volume philosophy produced yet another strong quarter for margins despite lower sales. This is the Greif Business System in action.

On the volume side, all GIP products and geographies showed softness compared to the prior year with global steel and resin-based products both down low double digits on a per day basis. The North American markets remain our weakest largely due to lower demand within the chemical and coating end markets.

Lat Am, which has fared better from a volume perspective in the past few quarters, has now started to feel the same macroeconomic effects as other regions and was down low double digits. EMEA and APAC volumes were comparatively stronger, though still down year-over-year with some support from automotive and agricultural end markets.

However, we did not see a material volume inflection exiting the quarter and into May and are not anticipating one to occur in the back half of 2023. We will continue to focus on our value levels regardless of the demand environment, and I commend the global GIP team for their excellent work in the second quarter.

Please turn to Slide 6. Paper Packaging second quarter sales declined $135 million year-over-year primarily due to a soft demand environment. We took approximately 97,000 tons of total downtime across our mill system in the second quarter as we faced double- digit per day volume declines in both primary converting operations.

Despite this substantial volume headwind, our margin performance was exemplary with EBITDA only down by $13 million year- over-year owing to our PPS team's swift and effective cost management actions, which added to the ongoing benefits from lower raw material costs.

Demand remains soft in most paper converting end markets throughout the second quarter and into May. We remain conservative in our outlook for PPS volumes in the second half but expect that our year-over-year declines will ease as prior year comps become easier.

Our PPS team remains laser focused on cost rationalization, winning profitable new business and delivering value to our customers during this challenging time. And I'm proud of the work our colleagues put forth in the quarter.

I'll now turn it over to Larry on Slide 7 to discuss our Q2 financial review as well as revised 2023 guidance.

Lawrence Allen Hilsheimer
Executive VP & CFO

Thank you, Ole, and good morning, everyone. First, I want to take a moment to echo Ole's opening comments regarding the contribution of our teams across Greif and our commitment to serving our customers with excellence. The results in the second quarter are truly exceptional considering the macro environment and is a result of the collective efforts of all Greif colleagues.

I will repeat a statement I made at Investor Day. I am more excited about the growth and the future of this company than ever before, and that conviction only grows with each quarter. Thank you to all of our teams.

As Ole mentioned, lower volumes across both businesses compared to the historic Q2 '22 period resulted in a year-over-year sales decrease of approximately $360 million. Despite this, actions by our global teams drove EBITDA margin expansion of over 240 basis points, and EBITDA dollars were down only about $22 million compared to Q2 '22.

In tougher demand environments, it takes commitment and perseverance to adhere to our operating philosophies and to deliver legendary customer service. Our teams did both in the quarter.

Our customers remain committed to Greif because they know that our quality and service are unfaltering in every environment. We are reliable and deliver customer value every day.

At the same time, our teams know how to manage their business as well and have worked to right size our cost structure in the face of extended slower demand while remaining agile enough to quickly respond to changing customer needs. This is not an easy task, and I want to extend my heartfelt appreciation to each of our colleagues for their resilience and dedication to executing well.

On CapEx and capital allocation, we continue to pursue value accretive opportunities to grow the business regardless of short-term economic cycles. To that end, we are encouraged that our teams are executing well on our organic CapEx spend, launching several larger projects which we'll ramp up in the second half of our fiscal year.

On the M&A front, I am pleased to report that both the recently acquired Lee Container and Centurion Container businesses are performing in line with expectations. And post-close integration is going well with a line of sight to meet or beat our initial synergy expectations.

Lastly, I'd like to focus on free cash flow. The source of $185.5 million in the second quarter is an extraordinary result. Clearly, we do not expect 80-plus percent free cash flow conversion every quarter, but I am encouraged by our team's ability to act and drive cash out of the business during a lower volume period.

As we have mentioned several times in the past, Greif is a cash flow machine, and our transformation efforts over the past 7 years are yielding great value to our shareholders. Our results speak for themselves, and we are running a dramatically different business than when Ole and I joined Greif in 2015 and 2014, respectively. I believe our cash flow performance in 2023 is evidence of a stronger, leaner and less economically sensitive model that has earned fresh consideration regarding the long-standing view of Greif being overly sensitive to cyclicality.

Let's now turn to Slide 8 to discuss our revised '23 guidance. In light of the strong second quarter performance and improved visibility for the full year, we are raising our fiscal 2023 guidance. We are moving away from our first quarter low-end guidance and introducing a new range of $780 million to $830 million of adjusted EBITDA for fiscal '23, an increase of $65 million at the midpoint over the prior low-end guidance, reflective of our team's ability to continue to deliver results in the back half of the year.

We are also raising our adjusted free cash flow guidance for fiscal '23 with a new range of $390 million to $440 million, an increase of $45 million. This reflects our higher expectations on adjusted EBITDA, partially offset by higher cash taxes and higher CapEx as we expect to pull forward high-priority organic growth projects given our strong cash generation. Slide 7 further outlines key modeling assumptions embedded in our guidance ranges.

I'd like to close on Slide 9 by providing an update on our recent capital allocation. As mentioned in Ole's opening remarks, as we closed the quarter at the midpoint of our target leverage ratio range at 2.25x, a reminder that this ratio includes the nearly $500 million of acquisitions completed in the past 6 months.

In that context, you can see how our cash machine is capable of funding organic CapEx as well as sustaining an extended cycle of M&A. Our acquisition pipeline is robust, full of actionable, margin-accretive targets that fit our strategy. And we expect to continue deploying capital in this capacity in the near term.

In May, following second quarter, we also completed our $150 million share repurchase program. We continue to believe that our own stock offers one of the most attractive capital deployment opportunities available given the significant valuation gap. Due to the highly attractive and actionable nature of some of our M&A opportunities, we do not plan to implement another repurchase plan in the near term, but the case for further buybacks is very much still on the table.

Lastly, as we've discussed before but it bears a reminder, our dividend yield remains compelling. And we intend to continue expanding our dividend to further return cash directly back to our shareholders.

In closing, I've never been more excited for the opportunities in front of us than I am today. Our teams are operating on all cylinders, driving a resilient, dependable, cash-generating business that will fund our value-accretive growth in many exciting ways. I look forward to the future and the potential for this business in the months and years ahead.

With that, I'll turn things back to Ole on Slide 10.

Ole G. Rosgaard
President, CEO & Director

I think Larry summed things up nicely. We are extremely proud of our performance this quarter, although we're not surprised because we see day in and day out the commitment of our teams and the transformative changes underway.

Our Build to Last strategy will continue to fuel Greif's journey and evolution to a higher growth and margin business by taking care of our people and serving our customers with excellence. We are excited for the road ahead, and we'll work to continue to produce results worthy of your investments in our company. We thank you for your interest in Greif. Operator, please open the line to questions.

QUESTION AND ANSWER SECTION
Operator
The first question comes from Michael Hoffman with Stifel.

Michael Edward Hoffman
Stifel, Nicolaus & Company, Incorporated, Research Division

Given the revised guidance, can you give us a little bit of proportioning across the two segments, how you want to think about where we're adding and subtracting relative to the two segments in the guidance revision?

Lawrence Allen Hilsheimer
Executive VP & CFO

Certainly, Michael, thanks for the question. I'll sort of do a walk. We had low-end guidance at $740 million. And again, that was low end, and we never said that was like midpoint or anything else.

I'll walk you through the various elements and talk about each business. So between lower transportation cost and manufacturing cost as a result of the actions by our leaders, the ones that Ole mentioned as well as just our business units, GIP will drive $37 million lift from that and PPS, $33 million for a total of $70 million.

From a price cost mix standpoint, the lift is about $51 million in GIP and about $5 million in PPS. Centurion adds about $12 million over the remainder of the year. There's some FX drag of about $7 million relative to where we were. SG&A is a drag of about $14 million mostly related to better incentives and that kind of thing.

Volume is a big drag. You've got about $48 million between the businesses predominantly in GIP being worse than what we had given in the first quarter guidance is $51 million of that with PPS actually slightly better at $3 million than where we were before $3 million or $4 million. And then just various other items, about $4 million of just odds and ends on various items that are below the line kind of things. So hopefully, that helps walk you from the $740 million to the $805 million midpoint.

Michael Edward Hoffman
Stifel, Nicolaus & Company, Incorporated, Research Division

Okay. That's terrific. So I'm not a paper and packaging analyst per se. I cover a lot of things. And my coverage in the industrial world is saying that there is still low level growth in the industrial economy. And yet your volume outlook and GIP in particular would suggest that's not the case.

So is this a -- how do you think about what's happening under the structural demand versus there's excess product in the channel that needs to clear. But there is, in fact, actually a stable growth story behind it or do you not see that? I'm curious your view.

Lawrence Allen Hilsheimer
Executive VP & CFO

So just one clarifying thing, Michael. When we went to the $740 million last quarter, that was in the face of significant declines in unit sales. And now we're taking volumes even further down in GIP. So there -- the end markets are significantly impacted relative to prior year and even our original guidance at the beginning of the year. But I'll let Ole comment more specifically on some of the end market impacts.

Ole G. Rosgaard
President, CEO & Director

Yes. So Michael, if you -- the three biggest end markets we have where we see declines is in chemicals and bulk chemicals, particular bulk chemicals like GDI and MDI. They're used to produce the insulation in your fridge, the foam in your seats and that sort of thing, dashboard in cars. So with the fact that people move less around the world, they buy less houses and so on, that means they're buying less fridges and that sort of thing.

The other one is paint and coatings. And the reasons there are the same. And then the last one is the lube business. So those three are -- those are the three biggest segments, and they are down.

We don't see any more destocking per se. But the order pattern has changed from a lot of our customers. They are now taking their safety stocks down to a significant lower level than we've seen in the past.

And what that means to us is that we see a lot of smaller but more frequent ordering. We see sort of urgent orders, panic orders and that sort of thing. And then our customers are paying us to respond to that accordingly, which is what we are doing.

Michael Edward Hoffman
Stifel, Nicolaus & Company, Incorporated, Research Division

Okay. And then on the PPS business, we're seeing -- and again in another part of our coverage beginning, a very gradual beginning recovery in recycled fiber. And how have you reflected that in this revised guidance?

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes. We -- you are aware, Michael, that RISI increased OCC pricing in a week ago or early this week. We believe it will trend up slightly more through the rest of the year, maybe another $10 or so.

We -- that is primarily generation related. There's just -- with all of the economic downtime being taken across the industry, it's less paper being produced. And so the supply side of that is down, although we also imagine that some of the trash haulers and stuff may predominantly, I would say, more of the one-off kind of things in various communities, the pricing is still not at a level that allows profitability. So our belief is some still getting land filled instead of sold.

Operator
The next question comes from George Staphos with Bank of America.

George Leon Staphos
BofA Securities, Research Division

Congratulations on a really good quarter relative certainly to your forecast. Larry, one thing I wanted to come back to relative to your answer to Michael's question. On price/cost mix, you said it was a $51 million benefit in the bridge, but I did not catch the breakdown between GIP and PPS, if you can go back to that.

And also in terms of just classification, during the discussion, Ole, you were talking about your end markets. You said North America was weak, but some other markets had also weakened. I just wanted to make sure I had that for posterity in terms of what had weakened, and I had a couple of other follow-ons.

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes. So George, the breakdown on that $56 million was $51 million GIP and $5 million PPS. And I'll reiterate, this is the walk from the guidance numbers we gave in Q1 to the revised guidance. So different from, obviously, year-over-year Q2 to Q2, which I can address separately if you like, but I'll turn it back to Ole.

Ole G. Rosgaard
President, CEO & Director

So you mentioned North America. So if we look at the North American market, it was clearly the weakest in our portfolio. And aside from nonresidential construction, all other markets were sequentially worse than in Q1.

For Lat Am, Lat Am has been fairly stable, but volumes came under real pressure in Q2 after a strong Q1. And the reason is they're coming primarily from the ag chem and the lube markets.

And then in EMEA and APAC, volumes were still down year-over-year, but those markets are actually showing greater resiliency than other regions, and that's primarily coming from ag again and then the auto end markets.

George Leon Staphos
BofA Securities, Research Division

That's very helpful. I want to come back to the specific actions that you talked through in terms of cost reductions. And I think you said lower transportation and manufacturing costs were, I think, a combined $70 million, if I wrote it down right, GIP $37 million, PPS $33 million. And that's obviously from the low end of your guidance to where we are right now.

What's the lead time on taking those sorts of actions? It's not as if you snap a finger, and it all comes into play. Said differently, when did you start working on this relative to it ultimately materializing in 2Q?

And then is there a way that you can provide some clarity to us, some quantification in terms of what the steel price cost negative was from 1Q, and how it might have flipped into 2Q or do it on a year-on-year basis, what was the benefit 2Q versus 2Q? And I'll turn it over.

Lawrence Allen Hilsheimer
Executive VP & CFO

So let me address the transportation manufacturing costs first. Our GIP business really jumped on this aggressively as we started to see volumes decline from like beginning of July last summer and really executed with excellence on shift management, eliminating shifts, really being hawks on overtime and also looking at improving maintenance costs and then leveraging -- I mean the reason Ole spent the time he did in his opening comments on our Greif business system, our GOG group and the supply chain is those teams are delivering great value to us, playing in the spot market on the supply chain, working with vendors on negotiating better rebates and those kind of things and also managing overtime specifically well and driving costs out of our maintenance program.

So they really did well. On transportation, a lot of it, that cost change is also volume-related. But also we're starting to see improvements in some pricing on that as diesel and fuel costs are migrating a little better.

PPS, you might remember, George, our customer base was telling us they expected volume to pick up in January. So even though we were seeing weakness in the fall, the teams were hesitant to pull back dramatically when they're hearing information from our customers that everybody expected things to pull up.

When that didn't materialize, they actioned very rapidly and really attacked structural overtime. In the paper industry, overtime is sort of -- it's structurally built in. And they worked very diligently to make sure that they take restructured shift lines and those kind of things and took out the cost.

So those were the key elements. That's about the timing. And so a lot of that really came to play in the second quarter when you combine all that across both of them.

In terms of your question on price/cost mix on the GIP side and steel, what we saw if I go quarter-over-quarter, year-over-year, price in the -- in our steel business was about down about $63 million year-over-year in our steel business, and cost though was an $88 million tailwind year-over-year flowing through that business.

Operator
The next question comes from Gabe Hajde with Wells Fargo.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division

Nice work on that kind of quarter and what you guys are doing thus far.

Lawrence Allen Hilsheimer
Executive VP & CFO

Thanks, Gabe.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division

I wanted to ask, and I appreciate that we're not doing an updated Investor Day here, but the $650 million of sort of worst-case scenario EBITDA that I think you guys have laid out, part of the world is -- or at least North America is actually on fire right now.

So pretty bad situations, and we're talking about converting being down mid- to high teens, which I think would fit the characterization of pretty massive backdrop. If we add in maybe the $50 million from Lee Container as well as the $22 million or so from Centurion and think about it structurally, okay, the baseline now or the worst-case scenario is $700 million of EBITDA for Greif.

How much of the $70 million that you're kind of talking about would you view as being permanent in the business? And maybe how much of it is in response to what you're seeing in the economic backdrop? And then anything else that you would have us think about to understand sort of the again, in a recessed scenario what the worst case might look like for EBITDA? Or is $780 million now the new base in that backdrop?

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes, it's a fair question, Gabe. I mean, obviously, we've laid that out in Investor Day, and we're at that point maybe not as optimistic at how our teams would do on executing on every element of the strategy, and they've been doing a great job.

But yes, I think you walked through -- you had the elements that you mentioned on Lee and also Centurion. You then -- we came out with low-end guidance last quarter at $740 million. That included Lee for the rest of the year. It did not include Centurion.

I don't see any scenario where we end up in the future below $740 million plus a full impact of Lee plus Centurion. And we have more acquisitions in front of us. So I think those old baselines are gone. So yes, I think the ballpark you're playing, and we haven't really walked through to say what's our new baseline, we'll come back to that. But I don't think what you just walked through could be far off at all.

Ole G. Rosgaard
President, CEO & Director

Gabe, that also -- I mean, we have mentioned some of all the operational improvements we made. And what we haven't mentioned is the rooftop consolidations that we made as well. We've done six. Most of them are in progress. While the benefits from them don't come immediately, a lot of them are coming -- trickling through towards the year end. You will see the full brunt of those exiting the year as well.

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes. And those are primarily in our IPG business in the URB side.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division

Okay. And then maybe thinking about, I guess, the outlook for this year. Maybe going to the midpoint, I guess, because that's the easiest. But it sounds like you're embedding again, just maybe consistent level of underlying demand relative to what we're seeing.

But on a year-over-year basis, that improves just because of easier comps. And if that is, in fact, the case, if there is some sort of restock event or I guess the economy kind of reaccelerates maybe in October or something like that, which I know is only one month for you guys, but would that be kind of upside? Or how are you thinking about maybe the midpoint and what would get you to low and high end?

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes. Yes, I think you said it correctly, Gabe. We -- when we went to low-end guidance the first quarter, we talked about the reason being just a total uncertainty where we're at. We're not as uncertain now by any stretch, and that's why we came back to a range.

We have confidence of where we're at, so really high confidence actually. And we did build into that upside Gabe, if something does come in the second half get a little tick up, then that drives you up on the upside element of ours.

But we are not forecasting any kind of improvement in demand over the second half other than some minor seasonality on some ag stuff. So if hey, look, if things turn around and pick up, great, all the better for us. But we're just not building that in except for a slight amount on the upside for events like you mentioned.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division

Okay. And then I hate to hone in on this, but the $25 million that you kind of called out between price and cost on the steel side and GIP, I know and I appreciate that, that was mostly timing-related. Does that unwind over the remainder of the year? Is there more to come in fiscal Q3?

And then sort of as we're looking out next year, all else equal, should we assume that GIP earns $25 million less next year because of this timing difference if that...

Lawrence Allen Hilsheimer
Executive VP & CFO
It better not, and no. Gabe, actually, we're predicting relatively flat on steel cost price over the remainder of this year. But a lot of this is timing. We've talked about it incessantly that normally over a year or so, cost trends on steel even out through that cycle because of the pass-through mechanism.

We had a very odd, very rapid increase that benefited us highly in '21. It really bit us in the first quarter of this year as that turned around. We had some of that in the very beginning of the second quarter, but then it mitigated nicely.

And steel costs, if they start to trend up again, if demand picks up, it continues to pick up in the auto industry, if it continues to pick up in construction and we see steel costs going up, actually a benefit for us. So we -- unless we had some rapid decrease in steel costs toward the end of a quarter where we got stuck with some high-cost inventory, we shouldn't have anything that will be turning around on us.

One caveat on that. This is an environment where lots of customers are going out to bid pricing and stuff like that. So you have to play through the competitive environment to see how that is. But we're confident in the service and value we deliver that our customers see that value. But that could have some marginal impact.

Operator
The next question comes from George Staphos with Bank of America Securities.

George Leon Staphos
BofA Securities, Research Division

Just one sort of nit-type question. Not a big deal and recognizing they're not directly comparable. If I look at your revised guidance, Q1 low to the midpoint now from 2Q, EBITDA goes up $65 million. The cash tax expense goes up $26 million.

And again, I wouldn't be applying a tax rate necessarily to EBITDA, but just the tax would go up a little bit more than I would expect given that EBITDA was just applying 25%. So anything else going on in terms of the cash tax outlook for this year? And more importantly, anything that we would take away for the future?

And then is there anything else that you would call out on the working capital, significant improvement that we need to remember either for comparative reasons the rest of this year or as we get into 2024?

Lawrence Allen Hilsheimer
Executive VP & CFO

So on the cash taxes, it's really just the mix of income where it is. Some of it's in slightly higher tax jurisdictions than where it had previously been predicted. And that's all it is. It's just a -- it's just tax rate on income generated over the remainder of the year. And it is -- still, we didn't change the rate range of our tax rate. It remains at 23% to 27%. So it's still right in that range.

Relative to working capital, we built into -- our bridge is obviously continued improvement on a year-over-year basis on working capital and a source, but only a slight improvement over what we had guided to before because we were doing well. But nothing there to concern -- we actually think that we continue to have opportunity to drive improvement in working capital.

The teams are doing a great job, but sort of nothing to call out to say, yes, this will reverse. The only thing is if we have a rapid increase in the economy and you have growing sales again, you obviously build working capital, which should then be offset by growing profitability.

George Leon Staphos
BofA Securities, Research Division

No, that's fine. But there isn't a watch out, hey, listen, next year, whatever the environment, there is something that we need to either build headwind in for or further tailwind in for from what I'm hearing from you.

Lawrence Allen Hilsheimer
Executive VP & CFO

No.

George Leon Staphos
BofA Securities, Research Division

One last one while I have you guys, and I'll turn it over. So Ole, Larry, if you reflect on the IBC business, do you have the platform you think you need right now, both there and also in reconditioning to grow with your customers and basically be the Greif you want to be from a total product suite? Or should we expect that's an area where you still look to grow inorganically, both in terms of, again, IBC and also reconditioning?

Ole G. Rosgaard
President, CEO & Director

Yes. Without getting into what we have in our pipeline, George, yes is the answer. We are looking at some adjacencies, but they're very, very close to what we're doing. So primarily everything within resin-based containers, reconditioning, life cycle services that supports our strategy. That's what we're looking at. And we're not going to go outside our core business of that.

Operator
The next question comes from Gabe Hajde with Wells Fargo.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division

Larry, I wanted to dig in, I actually had it on my list, and you brought it up in terms of the competitive backdrop. So intuitively for me, I would have expected sort of a rising interest rate environment, maybe tighter credit to translate into a more disciplined operating environment.

And I'm not asking you to speak for anyone specifically in terms of who you compete against just conceptually versus maybe where you guys are in your journey or from a balance sheet perspective and feeling pretty comfortable where you're at. Have you seen anything to date in this kind of tough economic backdrop? Or would you say that kind of the anecdotal feedback from your commercial folks is that no, the competitive response has been pretty disciplined up to now on the GIP side?

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes. On the GIP side, I mean, we have always talked about you get sort of rogue individual markets around the world from time to time. That's pretty much a constant. But you're right, we are in extremely good position from a balance sheet perspective, closing $0.5 billion of acquisitions and having our debt targets still be right in the middle on our leverage ratio.

And we just completed a financing and farm credit system, which I mentioned, which, by the way, frees up our entire facility, giving us $800 million of totally available capacity go at 6%, 6.5% rates. And yes, from a competitive standpoint, we know at least one of our very, very good competitors is not quite in that situation.

So yes, we look at it with optimism, but yes, we are also realistic about things. I mean, they're going to continue to be good competitors going to be competing for the business. And we think they act in an appropriate way and haven't heard anything differently from our team.

So these proposals are being -- these RFPs for business will be tough as they always are, and you work through the negotiations. But our teams have a good story to tell about the value that we deliver, particularly how well we serve our customers through the pandemic when sometimes that wasn't true across the board.

Ole G. Rosgaard
President, CEO & Director

And just in addition to that, we've seen quite a few boomerang customers as well as we call them, where they've gone away from us. So this is more on a regional or a local basis. They've gone away from us for whatever reason, and then 6 months later, they're back knocking on the door. And we have several examples of that. And I would say that's due to the exceptional service we provide our customers.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division

One last one on the price cost bridge that you talked about, plus $51 million. I think GIP was plus $56 million. Paper was minus $5 million. I'm trying to compare, contrast that to, if I just take the incremental $20 a ton cut in containerboard and assume that's applicable for, call it, half of the year or something like that, that's maybe $10 million. And then the increase in the OCC assumption would maybe translate to another $10 million. So I'm curious if there's something I'm missing or if it's more timing-related, and we have to carry that through into fiscal '24.

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes. Just to clarify, Gabe, the $56 million on a total company basis was $51 million positive for GIP and $5 million positive for PPS relative to the guidance we originally gave. And obviously, within that guidance, we had different assumptions on pricing in OCC, but maybe a better way to get at it for you relative to PPS is talking about Q2 over Q2 year-over-year.

So we are on an overall basis down $10 million on pricing and up $48 million on costs throughout the two businesses. Some of that in the cost side is actually related to working capital management because when we sell from our mill system into CorrChoice, if that gain in the mill system hasn't been -- it doesn't get recognized until that CorrChoice inventory gets sold. So when the team does a really good job of driving down inventories at CorrChoice in a quarter, then it frees up that intercompany profit.

So you have the element of about $39 million of OCC benefit and about $9 million of that free up of profit elimination by driving down your inventory, offset by containerboard price impact of $12 million down and CRB actually the opposite way $2 million up. Hopefully, that's helpful.

Operator

I show no further questions at this time. I would now like to turn the call back to Matt for closing remarks.

Matt Leahy
Vice President of Corporate Development & Investor Relations

Very good. Thank you, everybody, for joining today, and I hope you have a nice day.

Operator

This concludes today's conference call. Thank you for participating. You may now disconnect.